Exhibit 99(a)(5)(i)

[Litton]
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[Corporate]                                            Litton Industries, Inc.
                                                       21240 Burbank Boulevard
                                                       Woodland Hills, CA 91367

                                                       Tel 818 598-5000
                                                       Fax 818 598-5450

                                                       NYSE Symbol: LIT

                                                       NEWS RELEASE

                                                       Investor Contact:
                                                       J. Spencer Davis
                                                       (818) 598-5495
FOR IMMEDIATE RELEASE
                                                       Media Contact:
                                                       Randy Belote
                                                       (703) 413-1521

LITTON CONTEMPLATES AMENDMENT TO POST-TENDER MERGER TERMS


      WOODLAND HILLS, CALIFORNIA, January 16, 2001 ... Litton Industries, Inc. (NYSE: LIT) announced that it is in negotiations with Northrop Grumman Corporation (NYSE: NOC) that contemplate an amendment to the terms of the merger to be effected following completion of Northrop Grumman's cash tender offer for all of Litton's shares of common stock at a purchase price of $80 per share. The amendment under discussion would enable Litton's common stockholders to receive securities of Northrop Grumman or an affiliate in the follow-up merger on a tax-deferred basis and possibly subject to proration. The amendment would not change the financial terms of Northrop Grumman's pending offer for all shares of common stock and would thus not require Litton's stockholders desiring to sell their shares for cash in the offer to accept securities. There is no assurance that any such agreement would be reached.
      Litton is the largest builder of non-nuclear ships for the U.S. Navy and designs, builds and overhauls surface ships for government and commercial customers worldwide. The company is a prime contractor to the U.S. government for information technology and provides specialized IT services to commercial customers and government customers in local/foreign jurisdictions. Litton is a leading provider of defense and commercial electronics technology, components and materials for customers worldwide. Headquartered in Woodland Hills, California, Litton reported annual revenue of $5.6 billion and more than 40,000 employees for the year ended 7/31/00. For more information, visit Litton's Web site at www.litton.com.
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